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                                                                    EXHIBIT 14.1

                       HUTCHINSON TECHNOLOGY INCORPORATED
                 Code of Ethics for Senior Financial Management

         Hutchinson Technology Incorporated (the "Company") has adopted this Code of Ethics for Senior Financial Management to promote honest and ethical conduct and to deter wrongdoing. This Code applies to the Company's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller, and other employees performing similar functions as designated by the Company's Chief Executive Officer (the "Senior Financial Management"). The obligations of this Code supplement, but do not replace, any other code of conduct or ethics policy applicable to employees of the Company generally.

         Any person subject to this Code who has information concerning any violation of this Code by any member of the Senior Financial Management will promptly bring such information to the attention of the Chairperson of the Company's Audit Committee (the "Audit Committee Chair") of the Board of Directors of the Company (the "Board"). If the Audit Committee Chair determines that a conflict of interest exists, such person will refer the matter to the Audit Committee of the Board for resolution. Violations of this Code may subject the employee to appropriate actions, such as censure, suspension or termination. Such actions will be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code. The Audit Committee of the Board will consider any request for a waiver of this Code and any amendments to this Code and all such waivers or amendments will be disclosed promptly as required by law or Securities and Exchange Commission ("SEC") regulation.

         All members of the Senior Financial Management will:

         o act honestly and ethically in the performance of their duties at the Company;

         o ethically handle conflicts of interest between personal and professional relationships;

         o provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

         o comply with laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Company's business and the Company's financial reporting;

         o act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing the member's independent judgment to be subordinated;

         o respect the confidentiality of information acquired in the course of work, except when authorized or legally obligated to disclose such information;

         o promote ethical behavior as a responsible partner among peers and colleagues in the Company;

         o achieve responsible use of and control over all assets and resources of the Company entrusted to the member; and

         o promptly bring to the attention of the Audit Committee Chair or the Company's Manager of Internal Audit any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.